UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
SPECIALIZED DISCLOSURE REPORT
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The Mosaic Company
(Exact name of registrant as specified in its charter)
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Delaware	001-32327	20-1026454
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
101 East Kennedy Blvd
Suite 2500
Tampa, Florida 33602
(Address and zip code of principal executive offices)
Russell A. Flugel
Vice President and Controller
(800) 918-8270
(Name and telephone number, including area code, of the person to contact in connection with this report.)
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Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:

☐ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, ____.

☒ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2023.

SECTION 1 - CONFLICT MINERALS DISCLOSURE

Item 1.01 - Conflict Minerals Disclosure and Report

Not Applicable

Item 1.02 - Exhibit

Not Applicable

SECTION 2 - RESOURCE EXTRACTION ISSUER DISCLOSURE

Item 2.01 Resource Extraction Issuer Disclosure and Report

Disclosure of Payments by Resource Extraction Issuers

The specified payment disclosure required by this Form is included as Exhibit 2.01 to this Specialized Disclosure Report on Form SD.

Section 3. Exhibits

Item 3.01 Exhibit

2.01 – Resource Extraction Payment Report for the year ended December 31, 2023

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MOSAIC COMPANY

by:	/s/ Russell A. Flugel
Vice President and Controller
(on behalf of the registrant and as principal accounting officer)

September 25, 2024